UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

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LIFEPOINT HEALTH, INC.
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LifePoint Health Reports Third Quarter 2018 Results

BRENTWOOD, Tenn.--(BUSINESS WIRE)--October 26, 2018--LifePoint Health, Inc. (NASDAQ: LPNT) today announced results for the third quarter and nine months ended September 30, 2018.

Third Quarter 2018

The following highlights the Company’s results of operations as presented in accordance with U.S. generally accepted accounting principles (“GAAP”) for the third quarter ended September 30, 2018:

  Same-hospital revenues totaled $1,548.5 million, an increase of 2.1% compared to the same period last year;
  Net income totaled $23.3 million;
  Diluted earnings per share attributable to LifePoint Health, Inc. stockholders were $0.56; and
  Net cash provided by operating activities totaled $162.9 million, an increase of $71.8 million, or 78.8%, compared to the same period last year.

The Company’s results of operations for the third quarters ended September 30, 2018 and 2017, included the following non-operational adjustments:

  For the third quarter of 2018, the Company recognized losses in the aggregate of $40.1 million, or $0.77 loss per diluted share, comprised of an impairment loss recognized in connection with the Company’s entry into a proposed settlement agreement to terminate its lease and operation of a hospital campus located in Louisiana and the recognition of merger-related expenses;
  Also, for the third quarter of 2018, the Company recognized additional salaries and benefits expense of $21.6 million, or $0.50 loss per diluted share, related to the acceleration of the vesting of outstanding stock-based awards for the Company’s chief executive officer, as a result of his announced retirement;
  Lastly, for the third quarter of 2018, the Company recognized a deferred tax benefit of $23.6 million, or $0.59 earnings per diluted share, related to a tax accounting method change for recognizing the tax deductibility of certain self-pay revenues; and
  For the third quarter of 2017, the Company recognized a net gain of $3.7 million, or $0.13 loss per diluted share when adjusted for the impact of income taxes, comprised of a gain related to the transfer of certain of the Company’s home health agencies and hospices to In-Home Healthcare Partnership (“IHHP”), a joint venture with LHC Group, Inc., which the Company does not consolidate, and an impairment loss for the write-off of allocated goodwill in connection with the sale of a hospital campus located in Georgia.

Excluding the non-operational adjustments listed above, highlights of the Company’s results of operations, as adjusted on a non-GAAP basis, for the third quarter ended September 30, 2018, were as follows:

  Normalized net income totaled $50.3 million;
  Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders were $1.24; and
  Normalized EBITDA totaled $183.3 million.

Additional information regarding normalized net income, normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders, adjusted EBITDA and normalized EBITDA, including uses by management and others, and a reconciliation to comparable GAAP measures of financial performance, is set forth under the section titled “Unaudited Supplemental Information.”

For the third quarter ended September 30, 2018, the Company’s same-hospital revenues increased $32.2 million, or 2.1%, to $1,548.5 million, compared to $1,516.3 million for the same period last year. The increase in the Company’s same-hospital revenues consisted of a 0.7% increase in same-hospital equivalent admissions and a 1.4% increase in same-hospital revenues per equivalent admission for the third quarter ended September 30, 2018, compared to the same period last year. When adjusted to exclude the impact of the transfer of the Company’s home health and hospice service lines to IHHP, the Company’s same-hospital revenues increased $35.9 million, or 2.4%, for the third quarter ended September 30, 2018, compared to the same period last year.

When adjusted to exclude the aforementioned third quarter 2018 and 2017 non-operational adjustments, normalized net income for the third quarter ended September 30, 2018, was $50.3 million, compared to normalized net income of $34.9 million for the same period last year, and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the third quarter ended September 30, 2018, were $1.24, compared to normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders of $0.80 for the same period last year.

Normalized EBITDA for the third quarter ended September 30, 2018, was $183.3 million, or 11.8% of revenues, compared to $176.0 million, or 11.2% of revenues, for the same period last year. This increase was primarily a result of the aforementioned increase in same-hospital revenues and effective cost management.

Nine Months Ended September 30, 2018

The following highlights the Company’s results of operations as presented in accordance with GAAP for the nine months ended September 30, 2018:

  Same-hospital revenues totaled $4,668.0 million, an increase of 1.0% compared to the same period last year;
  Net income totaled $72.8 million;
  Diluted earnings per share attributable to LifePoint Health, Inc. stockholders were $1.66; and
  Net cash provided by operating activities totaled $398.3 million, an increase of $104.9 million, or 35.8%, compared to the same period last year.

In addition to the aforementioned third quarter 2018 and 2017 non-operational adjustments, the Company’s results of operations for the nine months ended September 30, 2018 and 2017, included the following additional non-operational adjustments:

  For the nine months ended September 30, 2018, the Company recognized an additional net charge of $69.5 million, or $1.37 loss per diluted share, primarily related to impairment losses recognized during the first quarter of 2018 in connection with the Company’s entry into definitive agreements to sell the assets of three hospital campuses located in Louisiana, partially offset by net gains related to the first quarter transfer of one of the Company’s home health agencies to IHHP and the second quarter sale of an ancillary rehabilitation facility; and
  For the nine months ended September 30, 2017, the Company recognized additional gains in the aggregate of $30.4 million, or $0.42 earnings per diluted share, related to the settlement of a contingent liability previously established in connection with a prior hospital acquisition and the transfer of certain of the Company’s home health agencies and hospices to IHHP.

Excluding the non-operational adjustments listed above, highlights of the Company’s results of operations, as adjusted on a non-GAAP basis, for the nine months ended September 30, 2018, were as follows:

  Normalized net income totaled $153.9 million;
  Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders were $3.71; and
  Normalized EBITDA totaled $558.8 million.

For the nine months ended September 30, 2018, the Company’s same-hospital revenues increased $47.0 million, or 1.0%, to $4,668.0 million, compared to $4,621.0 million for the same period last year. The increase in the Company’s same-hospital revenues consisted of a 1.4% increase in same-hospital revenues per equivalent admission, partially offset by a 0.4% decrease in same-hospital equivalent admissions for the nine months ended September 30, 2018, compared to the same period last year. When adjusted to exclude the impact of the transfer of the Company’s home health and hospice service lines to IHHP, the Company’s same-hospital revenues increased $63.3 million, or 1.4%, for the nine months ended September 30, 2018, compared to the same period last year.

When adjusted to exclude the aforementioned non-operational adjustments recognized during the nine months ended September 30, 2018 and 2017, normalized net income for the nine months ended September 30, 2018, was $153.9 million, compared to normalized net income of $128.0 million for the same period last year, and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the nine months ended September 30, 2018, were $3.71, compared to normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders of $2.87 for the same period last year.

Normalized EBITDA for the nine months ended September 30, 2018, was $558.8 million, or 11.8% of revenues, compared to $563.8 million, or 11.7% of revenues, for the same period last year. This decrease was primarily the result of the recognition of $9.4 million less in Medicare and Medicaid electronic health record (“EHR”) incentive income during the nine months ended September 30, 2018, compared to the same period last year. The Company’s EHR incentive payments under this program substantially concluded in 2017.

Commenting on the results, William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Health, said, “We are pleased with our strong operating results for the third quarter of 2018, driven by same hospital revenue growth, effective cost management, and strong operating cash flows. We believe that these results are a reflection of our organization’s disciplined approach to operations and our commitment to ‘Making Communities Healthier.’ As we proceed through the process to complete our pending merger with RCCH HealthCare Partners, I am confident that LifePoint is poised for continued growth and success into the future.”

Merger Update

On July 22, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“RCCH”), and Legend Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RCCH (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of RCCH on the terms and conditions set forth in the Merger Agreement. RCCH is owned by certain funds managed by affiliates of Apollo Global Management, LLC. At the effective time of the Merger, each outstanding share of the Company’s common stock (other than common stock held directly by RCCH or Merger Sub, common stock held by the Company as treasury stock, common stock held by any subsidiary of either the Company or RCCH (other than Merger Sub) and common stock owned by holders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $65.00 in cash, without interest. The consummation of the proposed Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the affirmative vote in favor of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, (ii) receipt of certain regulatory approvals, including the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which waiting period expired on September 4, 2018), (iii) the absence of any statute, regulation, ruling or injunction or any governmental entity or any other order prohibiting or enjoining consummation of the Merger and (iv) other customary closing conditions. Additional information about the proposed Merger is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 23, 2018, and the exhibits thereto, including the Merger Agreement, and the Company’s proxy statement on Schedule 14A filed with the SEC on September 27, 2018.

LifePoint Health (NASDAQ: LPNT) is a leading healthcare company dedicated to Making Communities Healthier®. Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 22 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the Company can be found at www.LifePointHealth.net. All references to “LifePoint,” “LifePoint Health” or the “Company” used in this release refer to affiliates or subsidiaries of LifePoint Health, Inc.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving LifePoint. In connection with the proposed merger, LifePoint has filed a proxy statement and other relevant documents with the SEC and first mailed the proxy statement to its stockholders on September 27, 2018. This communication is not a substitute for the proxy statement or any other document that LifePoint has filed with the SEC or sent to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF LIFEPOINT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statements and other documents filed by LifePoint with the SEC (when available) free of charge at the SEC’s website, www.sec.gov, and LifePoint’s website, www.LifePointHealth.net.

Participants in the Solicitation

LifePoint and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of LifePoint common stock in respect of the proposed transaction. Information about the directors and executive officers of LifePoint is set forth in LifePoint’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018 and proxy statement for its 2018 annual meeting of stockholders, filed with the SEC on April 25, 2018. Additional information regarding potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant documents to be filed by LifePoint with the SEC in respect of the proposed transaction.

Forward-Looking Statements. Certain statements contained in this release are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risk factors and uncertainties, including without limitation: the possibility that the anticipated benefits from the proposed merger will not be realized, or will not be realized within the expected time periods; the occurrence of any event, change or other circumstances that could give rise to termination of the proposed merger agreement; the failure of our stockholders to adopt the merger agreement; operating costs, loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, business partners or suppliers) may be greater than expected following the announcement of the proposed merger; the retention of our key employees; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed merger; the inability to obtain necessary regulatory approvals of the proposed merger or the receipt of such approvals subject to conditions that are not anticipated; the risk that a condition to closing the proposed merger may not be satisfied on a timely basis or at all; the risk that the proposed merger fails to close for any other reason; the outcome of any legal proceedings related to the proposed merger; the parties’ ability to meet expectations regarding the timing and completion of the proposed merger; the impact of the proposed merger on our credit rating; the effects of actions to amend or impede the implementation of, or repeal and replace, the Affordable Care Act, the possible enactment of additional federal or state healthcare reforms and possible changes in healthcare reform laws and other federal, state or local laws or regulations affecting the healthcare industry including the timing of the implementation of reform; the extent to which states support increases, decreases or changes in Medicaid programs, or alter the provision of healthcare to state residents through regulation or otherwise; reductions in, or delays in receiving, Medicare or Medicaid payments (including increased recoveries made by Recovery Audit Contractors (RACs) and similar governmental agents); payer mix pressures as a result of aging populations in non-urban communities; reductions in reimbursements from commercial payers and risks associated with consolidation among commercial insurance companies and shifts to insurance plans with narrow networks, high deductibles or high co-payments; the continued viability of our operations through joint venture entities, the largest of which is Duke LifePoint Healthcare, our partnership with a wholly controlled affiliate of Duke University Health Systems, Inc.; our ability to successfully integrate acquired facilities into our ongoing operations and to achieve the anticipated financial results and synergies from such acquisitions, individually or in the aggregate; the deterioration in the collectability of “bad debt” and “patient due” accounts, and the number of individuals without insurance coverage (or who are underinsured) who seek care at our facilities; industry emphasis on value-based purchasing and bundled payment arrangements; whether our efforts to reduce the cost of providing healthcare while increasing the quality of care are successful; the ability to attract, recruit or employ and retain qualified physicians, nurses, medical technicians and other healthcare professionals and the increasing costs associated with doing so, including the direct and indirect costs associated with employing physicians and other healthcare professionals; the loss of certain physicians in markets where such a loss can have a disproportionate impact on our facilities in such market; the application and enforcement of increasingly stringent and complex laws and regulations governing our operations and healthcare generally (and changing interpretations of applicable laws and regulations), related enforcement activity and the potentially adverse impact of known and unknown government investigations, litigation and other claims that may be made against us; risks due to cybersecurity attack or security breach and our access to personal information of patients and employees; our ability to successfully implement standardized systems throughout the company; payer controls designed to reduce inpatient services; our ability to generate sufficient cash flow to fund all of our capital expenditure programs and commitments; adverse events in states where a large portion of our revenues are concentrated; liabilities resulting from potential malpractice and related legal claims brought against our facilities or the healthcare providers associated with, or employed by, such facilities or affiliated entities; our increased dependence on third parties to provide purchasing, revenue cycle and payroll services and information technology and their ability to do so effectively; our ability to acquire healthcare facilities on favorable terms and the business risks, unknown or contingent liabilities and other costs associated therewith; changes in interpretations, assumptions, and expectations regarding the Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities; and those other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Therefore, our future results may differ materially from those described in this release. LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME Dollars in millions, except per share amounts

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues	$1,557.0	100.0%	$1,576.0	100.0%	$4,729.6	100.0%	$4,801.0	100.0%

Salaries and benefits	761.1	48.9	748.5	47.5	2,263.8	47.9	2,307.4	48.1
Supplies	254.7	16.4	262.4	16.6	776.7	16.4	793.8	16.5
Other operating expenses, net	379.5	24.3	389.1	24.7	1,151.9	24.3	1,136.0	23.7
Depreciation and amortization	80.9	5.2	87.2	5.5	243.9	5.3	264.0	5.5
Interest expense, net	36.8	2.4	37.3	2.4	110.8	2.3	112.3	2.3
Other non-operating losses (gains), net	40.1	2.6	(3.7)	(0.2)	109.6	2.3	(34.1)	(0.7)
	1,553.1	99.8	1,520.8	96.5	4,656.7	98.5	4,579.4	95.4

Income before income taxes	3.9	0.2	55.2	3.5	72.9	1.5	221.6	4.6
(Benefit) provision for income taxes	(19.4)	(1.3)	25.3	1.6	0.1	–	81.7	1.7
Net income	23.3	1.5	29.9	1.9	72.8	1.5	139.9	2.9
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(1.0)	(0.1)	(2.4)	(0.2)	(6.9)	(0.1)	(10.0)	(0.2)
Net income attributable to LifePoint Health, Inc.	$22.3	1.4%	$27.5	1.7%	$65.9	1.4%	$129.9	2.7%

Weighted average shares outstanding - basic	38.7		39.9		38.9		40.1
Effect of dilutive stock options and other stock-based awards	1.2		1.0		0.7		1.0
Weighted average shares outstanding - diluted	39.9		40.9		39.6		41.1

Earnings per share attributable to LifePoint Health, Inc. stockholders:
Basic	$0.57		$0.69		$1.70		$3.24
Diluted	$0.56		$0.67		$1.66		$3.16

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS Dollars in millions

	Sept. 30, 2018	Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$160.1	$112.0
Accounts receivable	803.7	822.4
Inventories	154.6	153.1
Prepaid expenses	80.4	67.2
Other current assets	121.7	110.5
	1,320.5	1,265.2
Property and equipment:
Land	180.3	182.4
Buildings and improvements	2,539.0	2,564.7
Equipment	2,353.2	2,340.4
Construction in progress	397.5	353.8
	5,470.0	5,441.3
Accumulated depreciation	(2,462.6)	(2,351.0)
	3,007.4	3,090.3
Intangible assets, net	78.1	76.3
Other long-term assets	137.2	116.8
Goodwill	1,733.7	1,737.8
Total assets	$6,276.9	$6,286.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$204.9	$210.3
Accrued salaries	217.8	216.3
Other current liabilities	265.5	296.0
Current maturities of long-term debt	27.2	22.3
	715.4	744.9
Long-term debt, net	2,859.8	2,877.4
Deferred income taxes	42.5	32.3
Long-term portion of reserves for self-insurance claims	142.1	140.9
Other long-term liabilities	84.8	80.1
Total liabilities	3,844.6	3,875.6

Redeemable noncontrolling interests	95.8	125.0

Equity:
LifePoint Health, Inc. stockholders’ equity:
Preferred stock	–	–
Common stock	0.7	0.7
Capital in excess of par value	1,649.7	1,620.8
Accumulated other comprehensive loss	(3.6)	(3.6)
Retained earnings	1,945.2	1,879.3
Common stock in treasury, at cost	(1,297.6)	(1,254.7)
Total LifePoint Health, Inc. stockholders’ equity	2,294.4	2,242.5
Noncontrolling interests	42.1	43.3
Total equity	2,336.5	2,285.8
Total liabilities and equity	$6,276.9	$6,286.4

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Dollars in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$23.3	$29.9	$72.8	$139.9
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	28.0	7.0	42.7	18.9
Depreciation and amortization	80.9	87.2	243.9	264.0
Other non-cash amortization	2.7	2.8	8.0	9.2
Other non-operating losses (gains), net	40.1	(3.7)	109.6	(34.1)
Deferred income taxes	32.3	5.4	10.2	4.4
Reserve for self-insurance claims, net of payments	3.8	(0.2)	2.2	(37.0)
Increase (decrease) in cash from operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	(0.5)	(9.2)	6.8	2.3
Inventories, prepaid expenses and other current assets	(0.2)	(14.6)	14.1	5.8
Accounts payable, accrued salaries and other current liabilities	12.9	4.8	(69.1)	(30.4)
Income taxes payable/receivable	(50.9)	(19.6)	(37.3)	(41.8)
Other	(9.5)	1.3	(5.6)	(7.8)
Net cash provided by operating activities	162.9	91.1	398.3	293.4

Cash flows from investing activities:
Purchases of property and equipment	(105.6)	(108.5)	(243.2)	(266.2)
Proceeds from sale of businesses	8.9	95.1	10.4	110.0
Other	(3.7)	0.2	(7.7)	(2.2)
Net cash used in investing activities	(100.4)	(13.2)	(240.5)	(158.4)

Cash flows from financing activities:
Proceeds from borrowings	–	25.0	125.0	165.0
Payments of borrowings	(44.3)	(29.3)	(138.1)	(178.1)
Repurchases of common stock	–	(35.0)	(42.9)	(61.4)
Redemptions of noncontrolling interests and redeemable noncontrolling interests, net of sales	(0.1)	(0.4)	(34.8)	(0.6)
Distributions to noncontrolling interests and redeemable noncontrolling interests	(1.9)	(2.4)	(18.2)	(7.2)
Proceeds from exercise of stock options	0.2	0.4	1.9	15.7
Other	(0.1)	(1.4)	(2.6)	1.2
Net cash used in financing activities	(46.2)	(43.1)	(109.7)	(65.4)

Change in cash and cash equivalents	16.3	34.8	48.1	69.6
Cash and cash equivalents at beginning of period	143.8	130.9	112.0	96.1
Cash and cash equivalents at end of period	$160.1	$165.7	$160.1	$165.7

Supplemental disclosure of cash flow information:
Interest payments	$8.0	$5.9	$80.2	$74.7
Capitalized interest	$3.9	$2.2	$10.8	$5.2
Income tax payments, net of refunds	$(0.8)	$39.5	$27.2	$119.1

LIFEPOINT HEALTH, INC. UNAUDITED STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
			%			%
	2018	2017	Change	2018	2017	Change
Consolidated: (1)
Number of hospital campuses	68	72	(5.6)%	68	72	(5.6)%
Revenues (in millions)	$1,557.0	$1,576.0	(1.2)	$4,729.6	$4,801.0	(1.5)
Admissions	63,118	66,199	(4.7)	193,268	202,215	(4.4)
Equivalent admissions (2)	170,801	177,475	(3.8)	516,219	535,061	(3.5)
Revenues per equivalent admission	$9,116	$8,880	2.6	$9,162	$8,973	2.0
Medicare case mix index	1.51	1.51	-	1.53	1.50	2.0
Average length of stay (days)	4.8	4.9	(2.0)	4.8	5.0	(4.0)
Inpatient surgeries	16,990	18,294	(7.1)	51,208	54,441	(5.9)
Outpatient surgeries	65,788	67,688	(2.8)	201,525	206,095	(2.2)
Total surgeries	82,778	85,982	(3.7)	252,733	260,536	(3.0)
Emergency room visits	377,356	415,119	(9.1)	1,155,839	1,254,092	(7.8)
Outpatient factor (3)	2.71	2.68	1.1	2.67	2.65	0.8
Net revenue days outstanding (days)	48.4	53.4	(9.4)	48.4	53.4	(9.4)

Same-hospital: (4)
Number of hospital campuses	68	68	-%	68	68	-%
Revenues (in millions)	$1,548.5	$1,516.3	2.1	$4,668.0	$4,621.0	1.0
Admissions	62,579	62,533	0.1	189,481	191,182	(0.9)
Equivalent admissions (2)	169,214	168,026	0.7	504,967	506,823	(0.4)
Revenues per equivalent admission	$9,151	$9,024	1.4	$9,244	$9,118	1.4
Medicare case mix index	1.51	1.51	-	1.53	1.50	2.0
Average length of stay (days)	4.8	5.0	(4.0)	4.9	5.0	(2.0)
Inpatient surgeries	16,853	17,278	(2.5)	50,226	51,435	(2.4)
Outpatient surgeries	65,269	64,798	0.7	197,840	196,974	0.4
Total surgeries	82,122	82,076	0.1	248,066	248,409	(0.1)
Emergency room visits	372,981	387,774	(3.8)	1,124,445	1,171,607	(4.0)
Outpatient factor (3)	2.70	2.69	0.4	2.67	2.65	0.8
Net revenue days outstanding (days)	48.8	53.6	(9.0)	48.8	53.6	(9.0)
(1)	Consolidated information includes the results of the Company’s same-hospital operations, the results of Rockdale Medical Center located in Conyers, Georgia, which was sold effective October 1, 2017, and the results of Mercy Regional Medical Center (“Mercy”) located in Ville Platte, Louisiana, Acadian Medical Center, which is a campus of Mercy located in Eunice, Louisiana, and Minden Medical Center located in Minden, Louisiana, which were sold effective August 1,2018.
(2)	Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. The Company computes equivalent admissions by multiplying admissions (inpatient volumes) by the Outpatient factor. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(3)	The sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue.
(4)	Same-hospital information includes the results of the Company’s health support center and the same 68 hospital campuses operated during both the three months and nine months ended September 30, 2018 and 2017. Same-hospital information excludes the Company’s hospitals that have previously been disposed.

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

From time to time, the Company incurs certain non-recurring gains or losses that are non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, LifePoint’s management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that some investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides normalized net income and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders as a supplement to the comparable GAAP measures of net income and diluted earnings per share attributable to LifePoint Health, Inc. stockholders, respectively. Normalized net income and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered measures of financial performance in accordance with GAAP, and the items excluded from normalized net income and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders are significant components in understanding and assessing financial performance. Normalized net income and normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered in isolation or as an alternative to net income or diluted earnings per share attributable to LifePoint Health, Inc. stockholders as presented in the unaudited condensed consolidated financial statements.

The following table reconciles net income as reflected in the unaudited condensed consolidated statements of income to normalized net income (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$23.3	$29.9	$72.8	$139.9
Adjustments (net of income taxes):
Impairment losses	23.0	13.4	80.7	13.4
Merger-related expenses	7.6	–	7.6	–
Accelerated vesting of certain stock-based awards	20.0	–	20.0	–
Deferred tax benefit for tax accounting method change	(23.6)	–	(23.6)	–
Gains on IHHP transaction	–	(8.4)	(1.2)	(14.0)
Gain on sale of ancillary rehabilitation facility	–	–	(2.4)	–
Gain on settlement of contingent liability	–	–	–	(11.3)
Normalized net income	$50.3	$34.9	$153.9	$128.0

The following table reconciles diluted earnings per share attributable to LifePoint Health, Inc. stockholders as reflected in the unaudited condensed consolidated statements of income to normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$0.56	$0.67	$1.66	$3.16
Adjustments (net of income taxes):
Impairment losses	0.58	0.33	2.04	0.33
Merger-related expenses	0.19	–	0.19	–
Accelerated vesting of certain stock-based awards	0.50	–	0.50	–
Deferred tax benefit for tax accounting method change	(0.59)	–	(0.59)	–
Gains on IHHP transaction	–	(0.20)	(0.03)	(0.34)
Gain on sale of ancillary rehabilitation facility	–	–	(0.06)	–
Gain on settlement of contingent liability	–	–	–	(0.28)
Normalized diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$1.24	$0.80	$3.71	$2.87

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION (Continued)

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; other non-operating losses (gains), net; (benefit) provision for income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests (when applicable for the periods presented). Additionally, normalized EBITDA excludes the $21.6 million of additional stock-based compensation expense recognized during the third quarter of 2018, primarily related to the acceleration of the vesting of outstanding stock-based awards for the Company’s chief executive officer, as a result of his announced retirement. LifePoint’s management and Board of Directors use adjusted EBITDA and normalized EBITDA to evaluate the Company’s operating performance and as a measure of performance for incentive compensation purposes. LifePoint’s credit facilities use adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes adjusted EBITDA and normalized EBITDA are measures of performance used by some investors, equity analysts, rating agencies and lenders to make informed decisions as to, among other things, the Company’s ability to incur and service debt and make capital expenditures. In addition, multiples of current or projected adjusted EBITDA and normalized EBITDA are used by some investors and equity analysts to estimate current or prospective enterprise value. Adjusted EBITDA and normalized EBITDA should not be considered measures of financial performance in accordance with GAAP, and the items excluded from adjusted EBITDA and normalized EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA and normalized EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the condensed consolidated financial statements as an indicator of financial performance. Because adjusted EBITDA and normalized EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, adjusted EBITDA and normalized EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income as reflected in the unaudited condensed consolidated statements of income to adjusted EBITDA and normalized EBITDA (in millions):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Net income	$23.3	1.5%	$29.9	1.9%	$72.8	1.5%	$139.9	2.9%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(1.0)	(0.1)	(2.4)	(0.2)	(6.9)	(0.1)	(10.0)	(0.2)
Net income attributable to LifePoint Health, Inc.	22.3	1.4	27.5	1.7	65.9	1.4	129.9	2.7

Adjust: Depreciation and amortization	80.9	5.2	87.2	5.5	243.9	5.3	264.0	5.5
Interest expense, net	36.8	2.4	37.3	2.4	110.8	2.3	112.3	2.3
Other non-operating losses (gains), net	40.1	2.6	(3.7)	(0.2)	109.6	2.3	(34.1)	(0.7)
(Benefit) provision for income taxes	(19.4)	(1.3)	25.3	1.6	0.1	–	81.7	1.7
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	1.0	0.1	2.4	0.2	6.9	0.1	10.0	0.2
Adjusted EBITDA	161.7	10.4	176.0	11.2	537.2	11.4	563.8	11.7
Add: Accelerated vesting of certain stock-based awards	21.6	1.4	–	–	21.6	0.4	–	–
Normalized EBITDA	$183.3	11.8%	$176.0	11.2%	$558.8	11.8%	$563.8	11.7%

CONTACT:
LifePoint Health, Inc.
Michael S. Coggin, 615-920-7000
Executive Vice President and
Chief Financial Officer